EXHIBIT 99.1

United-Guardian Reports Increased Third Quarter Sales & Earnings

HAUPPAUGE, N.Y., Nov. 06, 2023 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) announced today the financial results for the third quarter and first nine months of 2023. Third quarter sales increased from $2,417,022 to $3,057,518, with net income increasing from $345,518 ($0.07 per share) to $626,756 ($0.14 per share). Sales for the nine-month period ended September 30th decreased from $9,935,557 in 2022 to $8,278,141 in 2023 due to lower sales in the first half of the year. Net income for the nine-month period decreased from $1,890,307 ($0.41 per share) in 2022 to $1,843,931 ($0.40 per share) in 2023.

Donna Vigilante, President of United-Guardian, stated, “We are pleased to announce that sales increased by 26% for the third quarter of 2023 compared with the same period in 2022. Sales increased in all our main product categories, with cosmetic ingredient sales up 42%, pharmaceutical sales up 3%, and medical lubricant sales up 73%. While overall sales for the first nine months of 2023 decreased slightly compared with the comparable period in 2022, our net income and earnings per share for the first nine months of 2023 were only slightly behind the same period in 2022, and third quarter earnings per share doubled over the same period in 2022. We are in the process of re-evaluating our current marketing strategy, and plan to implement changes in the first quarter of 2024. We anticipate that these changes will enable us to increase sales in all our product categories, especially sales of our cosmetic ingredients in the regions that are underperforming. We are hopeful that these efforts will result in increased sales moving forward.”

United-Guardian is a manufacturer of cosmetic ingredients, pharmaceuticals, and medical lubricants.

Contact:	Donna Vigilante
(631) 273-0900
dvigilante@u-g.com

NOTE: This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.

Financial Results for the
Three and Nine Months Ended
September 30, 2023 and 2022

STATEMENTS OF INCOME
(unaudited)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2023	2022	2023	2022

Net sales	$3,057,518	$2,417,022	$8,278,141	$9,935,557

Costs and expenses:
Cost of sales	1,749,041	1,076,035	4,272,043	4,479,905
Operating expenses	488,464	532,333	1,580,503	1,699,311
Research and development	98,141	120,924	353,829	364,856
Total costs and expenses	2,335,646	1,729,292	6,206,375	6,544,072
Income from operations	721,872	687,730	2,071,766	3,391,485

Other Income:
Investment income	79,682	46,995	182,264	146,405
Net (loss) gain on marketable securities	(14,357)	(300,526)	65,823	(1,154,464)
Total other income (expense)	65,325	(253,531)	248,087	(1,008,059)
Income before provision for income taxes	787,197	434,199	2,319,853	2,383,426

Provision for income taxes	160,441	88,681	475,922	493,119
Net income	$626,756	$345,518	$1,843,931	$1,890,307

Earnings per common share
(Basic and Diluted)	$0.14	$0.07	$0.40	$0.41

Weighted average shares – basic
and diluted	4,594,319	4,594,319	4,594,319	4,594,319

Additional financial information can be found on the company’s web site at www.u-g.com.